Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 5, 2020
American Equity Reports Second Quarter 2020 Results
Company Highlights

•
Second quarter 2020 net loss available to common stockholders of $253.4 million or $(2.76) per diluted common share driven primarily by the tightening of American Equity's own credit spread with improving market conditions; thereby reducing the discount rate used for policyholder liabilities

•	Second quarter 2020 non-GAAP operating income[1] available to common stockholders of $93.1 million or $1.01 per diluted common share

•	Second quarter 2020 annuity sales of $559 million

•	Policyholder funds under management of $53.1 billion

•	Second quarter 2020 investment spread of 2.39%

•	Estimated risk-based capital ratio of 389% excluding $290 million of cash proceeds at the holding company from the issuance of $300 million of perpetual preferred stock in June
WEST DES MOINES, Iowa (August 5, 2020) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported second quarter 2020 net loss available to common stockholders of $253.4 million, or $(2.76) per diluted common share, compared to net income available to common stockholders of $18.6 million, or $0.20 per diluted common share, for second quarter 2019.
Non-GAAP operating income1 available to common stockholders for the second quarter 2020 was $93.1 million, or $1.01 per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $99.6 million, or $1.09 per diluted common share, for second quarter 2019. On a trailing twelve-month basis, non-GAAP operating return1 on average common stockholders' equity excluding average AOCI1 was 23.8% based on reported results and 19.4% excluding the impact of annual actuarial revisions in the third quarter of 2019. The year-over-year decreases in quarterly non-GAAP operating income1 available to common stockholders and non-GAAP operating income1 per share available to common stockholders were attributable to lower investment spread income and a greater increase in the liability for future benefits to be paid for lifetime income benefit riders, partially offset by a decline in deferred acquisition cost and deferred sales inducement amortization. While the amortization of deferred acquisition costs and deferred sales inducements was consistent with the actuarial revisions made in the third quarter of 2019, the increase in the liability for lifetime income benefit riders was higher, primarily due to the relatively low level of index credits, renewal rate management activity, and somewhat higher lifetime income benefit rider utilization - reflecting the original quarterly sales patterns in certain cohorts.
INVESTMENT SPREAD DECREASES SEQUENTIALLY ON LOWER YIELD ON INVESTED ASSETS
American Equity’s investment spread was 2.39% for the second quarter of 2020 compared to 2.64% for the first quarter of 2020 and 2.63% for the second quarter of 2019. On a sequential basis, the average yield on invested assets decreased by 24 basis points while the cost of money increased by 1 basis point.
Average yield on invested assets was 4.12% in the second quarter of 2020 compared to 4.36% in the first quarter of 2020. The decrease in investment yield was primarily driven by the decline in short term yields on floating rate instruments in the investment portfolio, retention of a higher level of liquidity in the investment portfolios of the life insurance companies, mark to market losses on investment partnerships, and lower prepayment and bond fee income. The average yield on invested assets excluding non-trendable items was 4.17% in the second quarter of 2020 compared to 4.30% in the first quarter of 2020. In our analysis of trendable yield this quarter, we have excluded the reduction in effective yield resulting from the mark to market investment partnership losses in addition to prepayment income.
The aggregate cost of money for annuity liabilities of 1.73% in the second quarter of 2020 was up 1 basis point from 1.72% in the first quarter of 2020. The cost of money in the second quarter was negatively affected by 1 basis point of hedging loss driven by minimal over-hedging gains and the 2 basis point cost of an index credit macro-hedge compared to 5 basis points of gains from the over-hedging of index-linked credits in the first quarter.
POLICYHOLDER FUNDS UNDER MANAGEMENT RELATIVELY FLAT ON $559 MILLION OF SALES
Policyholder funds under management at June 30, 2020 were $53.1 billion, a $203 million, or 0.4% decrease from March 31, 2020. Second quarter gross and net sales were $559 million and $553 million, respectively, representing decreases of 63% and 61% from second quarter 2019 sales. On a sequential basis, gross and net sales decreased 21% and 20%, respectively. Compared to the first quarter of 2020, gross sales at American Equity Life and Eagle Life declined 18% and 34%, respectively.
Commenting on sales, Anant Bhalla, Chief Executive Officer, said: "Given the prudence of limiting face to face meetings and increased social distancing to limit the spread of COVID-19, sales pipelines for us and for our industry have slowed. We are using this time of slower new business activity to identify where we need to retool and modernize our company and to embark on the reinvigoration of our strategic focus to dominate the retail annuity businesses in which we participate. As a first step in this direction, in late June, American Equity Life launched the Destinations 9 & 10 fixed index annuity, which includes the Destinations index we co-developed and co-branded with Bank of America, to the independent agent channel. This is a rules-based, multi-asset sector index strategy that combines three well established, transparent assets - low volatility S&P500 equities, 10-year US treasury bonds and gold using two time-tested investment principles - risk parity and momentum. While sales activity may remain subdued until the COVID-19 situation improves or new ways of engaging in new business activity emerge, we believe this and other product refresh plans over the coming few months will lay the groundwork for sustained sales success in 2021."
Commenting further, Bhalla said: "During the quarter, we implemented a decision to move entirely to an employee wholesaler model at Eagle Life for both the bank and broker-dealer channels. With some new talent hires made and more expected over the coming few months, we expect 2021 to be the first year of meaningful sales growth at Eagle Life and pave the way for it to be as impactful for us in the future as is the independent agent channel today."

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2020 earnings on Thursday, August 6, 2020 at 10:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 1372736 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through August 13, 2020 at 855-859-2056, passcode 1372736 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Premiums and other considerations	$11,032	$4,126	$18,696	$9,536
Annuity product charges	63,438	60,700	122,987	113,666
Net investment income	543,704	570,568	1,117,022	1,129,006
Change in fair value of derivatives	327,662	76,045	(614,212)	460,514
Net realized gains (losses) on investments	(25,888)	(3,832)	(46,224)	(4,395)
Other than temporary impairment (OTTI) losses on investments:
Total OTTI losses	—	(998)	—	(998)
Portion of OTTI losses recognized from other comprehensive income	—	(215)	—	(215)
Net OTTI losses recognized in operations	—	(1,213)	—	(1,213)
Loss on extinguishment of debt	—	—	(2,024)	—
Total revenues	919,948	706,394	596,245	1,707,114

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	13,331	6,939	23,403	16,238
Interest sensitive and index product benefits	240,992	251,103	641,211	387,777
Amortization of deferred sales inducements	(75,178)	19,785	(1,587)	53,094
Change in fair value of embedded derivatives	1,126,935	327,562	(123,126)	1,093,885
Interest expense on notes payable	6,388	6,380	12,773	12,759
Interest expense on subordinated debentures	1,321	4,057	2,909	8,145
Amortization of deferred policy acquisition costs	(119,889)	29,946	813	75,078
Other operating costs and expenses	41,951	37,426	85,577	76,405
Total benefits and expenses	1,235,851	683,198	641,973	1,723,381
Income (loss) before income taxes	(315,903)	23,196	(45,728)	(16,267)
Income tax expense (benefit)	(68,474)	4,606	(41,246)	(4,847)
Net income (loss)	(247,429)	18,590	(4,482)	(11,420)
Less: Preferred stock dividends	5,950	—	12,561	—
Net income (loss) available to common stockholders	$(253,379)	$18,590	$(17,043)	$(11,420)

Earnings (loss) per common share	$(2.76)	$0.20	$(0.19)	$(0.13)
Earnings (loss) per common share - assuming dilution	$(2.76)	$0.20	$(0.19)	$(0.13)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	91,803	91,103	91,724	90,994
Earnings (loss) per common share - assuming dilution	92,027	91,785	92,024	91,765

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) available to common stockholders	$(253,379)	$18,590	$(17,043)	$(11,420)
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized gains/losses on financial assets, including credit losses	18,492	2,625	34,841	2,930
Change in fair value of derivatives and embedded derivatives - fixed index annuities	423,590	99,868	303,136	250,812
Change in fair value of derivatives - interest rate caps and swap	—	854	(848)	1,490
Income taxes	(95,599)	(22,346)	(72,897)	(54,819)
Non-GAAP operating income available to common stockholders	$93,104	$99,591	$247,189	$188,993

Per common share - assuming dilution:
Net income (loss) available to common stockholders	$(2.76)	$0.20	$(0.19)	$(0.13)
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Anti-dilutive effect of net loss	0.01	—	—	0.01
Net realized gains/losses on financial assets, including credit losses	0.20	0.03	0.38	0.03
Change in fair value of derivatives and embedded derivatives - fixed index annuities	4.60	1.09	3.30	2.73
Change in fair value of derivatives - interest rate caps and swap	—	0.01	(0.01)	0.02
Income taxes	(1.04)	(0.24)	(0.79)	(0.60)
Non-GAAP operating income available to common stockholders	$1.01	$1.09	$2.69	$2.06

(a)
Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity and non-GAAP operating return on average common stockholders' equity are calculated by dividing net income (loss) available to common stockholders and non-GAAP operating income available to common stockholders, respectively, for the trailing twelve months by average total stockholders' equity excluding average equity available to preferred stockholders and average accumulated other comprehensive income (AOCI).  We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
June 30, 2020
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$4,279,767
Average equity available to preferred stockholders	(350,000)
Average AOCI	(1,384,912)
Average common stockholders' equity excluding average AOCI	$2,544,855

Net income available to common stockholders	$240,467
Non-GAAP operating income available to common stockholders	$606,379

Return on Average Common Stockholders' Equity Excluding Average AOCI
Net income available to common stockholders	9.45%
Non-GAAP operating income available to common stockholders	23.83%